UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 2, 2010

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its regularly scheduled board meeting on November 2, 2010, the board of directors of Corning Natural Gas Corporation (the "Company") elected three new directors to fill vacancies on the board. The directors elected are; John B. Williamson, III, Joseph P. Mirabito and William Mirabito. Each of the new directors will serve until the next annual meeting of shareholders and until their successors have been elected. Mr. Williamson is Chairman, President and CEO of RGCResources, Inc, a natural gas public utility company in Roanoke, Va. Mr. Joseph Mirabito is CEO of Mirabito Holdings, Inc., a family owned distributor of wholesale and retail petroleum and energy products throughout central New York. Mr. William Mirabito is President of Mang Insurance, a full service insurance provider in Central New York and cousin of Joseph Mirabito. Mirabito Holdings, Inc. purchased 109,882 shares of Corning Natural Gas stock on September 13, 2010 from Richard M. Osborne (previously Chairman of the Board of Corning natural Gas) and the Richard Osborne Trust. This represents approximately 9.6% of Corning Natural Gas Corporation's outstanding shares of common stock.

At the board meeting, each of the new directors was determined by the board to be independent. Mr. Williamson was appointed to serve on the Audit and Compensation committees. Mr. Joseph Mirabito was appointed to serve on the Compensation and Nomination committees. Mr. William Mirabito was appointed to serve on the Audit and Corporate Governance committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: November 4, 2010